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                                                                   EXHIBIT 10.3

                      LONG TERM INCENTIVE BONUS AGREEMENT

AGREEMENT, dated as of May 1, 2002, (covering the three year period from December 1, 2001 through November 30, 2004) among Equity One, Inc. a Delaware corporation (the "Company") and Cameron E. Williams, John N. Martella, Gregory
S. Fisher, Tony A. Flor (each an "Employee").

WITNESSETH: That in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1) The Company hereby agrees, upon the terms and conditions set forth herein, to pay (or cause to be paid) to each Employee within approximately 90 days after the fiscal year ending November 30, 2004 (the "LTI Bonus Payment Date") a Long-Term Incentive Bonus payment (the "LTI Bonus").

2) The obligation of the Company to pay to each Employee an LTI Bonus is subject to the satisfaction of the following conditions:

     a) The external auditors of the Company and/or the internal auditors and employees of Popular, Inc. ("Popular") or any of its subsidiaries (collectively, the "Examiners") shall have examined the books and records of the Company for each of the Company's fiscal years 2002, 2003, and 2004 and shall have provided their reports to the Chairman of the Company at least 15 days prior to any anticipated payment under the LTI Bonus Agreement. Both the external auditors and the internal auditors (the Examiners) will, as part of their various annual examinations during the LTI Bonus Period, include reviews of, and indicate in their reports the degree of compliance with the Operating Standards and Accounting Standards described in the schedules attached to and made part of this Agreement.

     b) The Adjusted After-Tax Income of the Company for the Special Incentive Bonus Period shall be equal to or greater than the Threshold Requirement. For the purposes of this Agreement, the "Adjusted After-Tax Income" of the Company shall be the actual net income of the Company for the LTI Bonus Period after taxes, as such amount shall have been adjusted in accordance with the provisions specified in Schedule 3 hereto; the "Projected After-Tax Income Goal" of the Company for the LTI Bonus Period shall be the sum of the annual Company operating plans, as approved by the Board of Directors, for the fiscal years 2002, 2003, and 2004, after accrual of the LTI Bonus and all other bonuses of all types; and the "Threshold Requirement" for each Employee which equals the sum of 85% of after-tax income in the 2002 operating plan, and 85% of the after-tax income in the 2003 operating plan, and 85% of the after-tax income in the 2004 operating plan.

     c) The Employee continues to be employed by the Company throughout the LTI Bonus Period.

3) The Company will pay (or cause to be paid) to each Employee the LTI Bonus determined as follows:



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     a)   The "Actual Financial Percentage Against Goal" will be calculated by dividing the Adjusted After-Tax Income by the Projected After-Tax Income Goal. For example, if the Adjusted After-Tax Income is equal to the Projected After-Tax Income Goal, the Actual Financial Percentage Against Goal shall be 100%.

     b) The payout under the LTI Bonus will be based on the Actual Financial Percentage (the "AFP") against Goal in accordance with Exhibit A, which is a table listing the AFP from the Threshold of 85% up to the maximum possible Bonus amount. The bonus for reaching exactly the sum of the three-year adjusted net profit figure will be calculated as 3.0% of that amount; the percentages for reaching from 85% to 126% of said net profit figure vary, and are shown in the third column of Schedule A, which is headed "Bonus Percent."

     c) Twenty-five percent (25%) of the LTI Bonus will be discretionary, based on Popular, Inc.'s evaluation of the Company's degree of compliance with the standards established in Schedule 1 and Schedule 2 hereto (which evaluation shall be based on the reports of the internal and external audits, and the Chairman's review of those audit reports and other Company reports). Said evaluation could result in a score of from zero percent to the full 25%. This determination will primarily consider such matters as: infrastructure condition and development (systems, processes, and leaders at all levels); the results of state, Federal, internal and external audits and examinations; general compliance with the policy items contained in the schedules to this Agreement as well as the Company's policy manuals, and any related reputation/image impact (which could be positive, neutral or negative). If the determined percentage under this discretionary portion of the LTI is less than 25%, that amount will be reduced from the total percentage arrived at under paragraphs
          (a) and (b) above. The purpose of this 25% portion of the LTI based on operating and financial standards, is to stress the need for the Company to have reached its financial goals while maintaining a sound operating condition (in compliance with the operating and accounting standards established under this Agreement and in the Company's policy and procedures manuals, to assure the Company's continued value, good potential for sound operation and profitability after 2004, and satisfactory compliance ratings from its various regulators).

4) Vesting under the LTI will occur as follows: On each of November 30, 2002 and November 30, 2003, each Employee will vest 20% of his portion of the amount accrued by the Company for each year for the LTI, provided that the Company's Adjusted After-Tax Income goals for the 2002 and 2003 fiscal years are equal to or greater than the projected After-Tax Income goals for these years, and further provided that the Employee is employed by the Company through November 30, 2004. If the After-Tax Income goal is not reached for 2002, the 20% vesting will not occur for 2002. However, if 85% or more of the After Tax Income goal is reached for 2002, then from 62.5% to 100% of the 20% of the respective portion for that year will be vested. If the Threshold level of financial performance is


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     achieved on a cumulative basis for fiscal years 2002 and 2003, then from
     62.5% to 100% of the 20% of the respective portion for that year will be vested. The exact percentage that will become vested in such a situation will be based on Exhibit A hereto. For any bonus to be paid to participants after the close of year 2004, the sum of the three annual after-tax budgets must have been reached, or at the minimum, at least the Threshold amount of 85% of the three-year planned income.

5) If (a) all of the conditions specified in paragraphs 2(a) and 2(b) hereof are met so that the Company shall be obligated to pay the LTI Bonus to each Employee, and (b) after November 30, 2002 and prior to December 1, 2004, either (i) employment of any employee shall be terminated other than by the Company for "material breach or just cause" as such term is defined in Exhibit "B" hereto, or (ii) employment of any Employee is terminated due to death or total disability, then such terminated Employee (or his estate) shall be entitled to receive on the LTI Bonus Date, the remaining LTI Bonus (as specified in paragraph 3 hereof) that was accrued, but not to exceed the vested amount through his date of termination based on earnings of the Company to that date.

6) In the event of a merger of the Company with or into another corporation that is not part of Popular, or the sale of substantially all of the assets of the Company (a change of control), this LTI Bonus program will be either continued in its current form or replaced with a program providing equivalent economic value over the same time period. In the event that the successor corporation refuses to commit in writing to the Employees to continue or substitute this program, then a Bonus payment shall be made within 90 days of the merger or sale of the Company, based on the Actual Financial Percentage against goal for the period from December 1, 2001 through the sale or merger date, multiplied by the Employee portion of the Bonus Award.

7) Each Employee agrees not to disclose, either while in the Company's employ or at any time thereafter, to any person not employed on a full-time basis by the Company, or not engaged to render services to the Company, any confidential information obtained by him while in the employ of the Company, including, without limitation, information relating to the methods of distribution, suppliers, customers, client relationships or marketing strategies of the Company and its parent entity, Popular. However, this provision shall not preclude the Employee from the use or disclosure of information known generally to the public or of information not considered confidential by persons engaged in the business conducted by the Company or from disclosure required by law or court order. The Employee also agrees that upon leaving the Company's employ, he will not take with him, without the prior written consent of an officer authorized to act in the matter by the Board, and he will surrender to the Company any record, list, or other document, data or property of the Company, together with any existing copy and reproduction thereof, which is of a confidential nature relating to the Company which was obtained by him or entrusted to him during the course of his employment with the Company.


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8)   Each Employee agrees that following termination of employment for any reason, he shall not for 18 months following his termination date, either
     (a) solicit any employee of the Company to leave such employment and become employed by the Employee or any person or entity with which the Employee is associated as an employee, director, consultant or stockholder, or (b) solicit or handle on his own behalf or on behalf of any person or entity, any client of the Company.

9) No party hereto may assign any of his or its rights or obligations under this Agreement to any other person or entity.

10) No amendment or waiver of any provision of this Agreement shall be effective unless in writing signed by all the parties hereto.

11) This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New Jersey.

12) Any notice given pursuant to this Agreement shall be in writing and shall be delivered in person or deposited in the US mail, postage prepaid, for delivery as registered or certified mail, return receipt requested, addressed to each Employee at the home office mailing address of the Company.

13) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14) All amounts payable to Employee under this Agreement shall be subject to applicable withholding of income, wage and other taxes at the rates applicable at the time said amounts are paid.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        EQUITY ONE, INC.

                                        By:        /s/ C. E. Williams
                                            ------------------------------------
                                                 C.E. Williams, President

                                        By:        /s/ Larry B. Kesler
                                            ------------------------------------
                                                  Larry B. Kesler, Chairman

     /s/ C. E. Williams                            /s/ Gregory S. Fisher
-------------------------------         ----------------------------------------
         C. E. Williams                               Gregory S. Fisher

    /s/ John M. Martella                             /s/ Tony A. Flor
-------------------------------         ----------------------------------------
        John M. Martella                              Tony A. Flor



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